EXHIBIT 1(b)

                              CERTIFICATE OF TRUST

                                       OF

                             BLUE RIDGE FUNDS TRUST

     This Certificate of Trust is being executed as of the 29th day of September 1997 for the purpose of organizing a business trust pursuant to the Delaware Business Trust Act, 12 Del. C. ss.ss. 3801 et seq. (the "Act").

         The undersigned hereby certify as follows:

               1. Name. The name of the business trust is the Blue Ridge Funds Trust (the "Trust").

               2. Registered Investment Company. The Trust is or will become a registered investment company under the Investment Company Act of 1940, as amended.

               3. Registered Office and Registered Agent. The registered office of the Trust in the State of Delaware is located at 1209 Orange Street, Wilmington, Delaware 19801. The name of the registered agent of the Trust for service of process at such location is The Corporation Trust Company. The business address of the sole trustee, Allen R. Gillespie, is 84 Villa Road, B37, Greenville, S.C. 29615.

               4. Notice of Limitation of Liabilities of Series. Notice is hereby given that the Trust is or may hereafter be constituted a series trust. The debts, liabilities, obligations, and expenses incurred, contracted for or otherwise existing with respect to any particular series of the Trust shall be enforceable against the assets of such series only, and not against the assets of the Trust generally.

               5. The sole initial Trustee of the Trust, as set forth in the Trust's governing instrument, reserves the right to amend, alter, change, or repeal any provisions contained in this Certificate of Trust, in the manner now or hereafter prescribed by statute.

               6. This Certificate of Trust shall become effective immediately upon filing with the Office of the Secretary of State of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned, being the sole initial Trustee of the Trust, has duly executed this Certificate of Trust as of the day and year first above written.

                                                     /s/ Allen R. Gillespie
                                                     ------------------------
                                                     Allen R. Gillespie
                                                     Trustee